UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):December 10, 2004

PACIFIC MAGTRON INTERNATIONAL CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-25277	88-0353141
(Commission File Number)	(IRS Employer Identification Number)

1600 California Circle, Milpitas, California 95035
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:(408) 956-8888

Not Applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement

Item 8.01          Other Events

     On December 10, 2004, Theodore S. Li and Hui Cynthia Lee (collectively, the “Stockholders”), the holders of a collective majority interest in Pacific Magtron International Corp. (the “Company”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Advanced Communications Technologies, Inc., a Florida corporation (“ACT”) pursuant to which ACT has agreed to purchase from the Stockholders, and the Stockholders have agreed to sell to ACT, an aggregate of 6,454,300 shares of the common stock of the Company (the “PMIC Shares”) for the aggregate purchase price of $500,000. The PMIC Shares represent 61.56% of the currently issued and outstanding common stock of the Company. ACT is a public holding company based in New York City with operating subsidiaries in the technology services industries. ACT files periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

     The Stock Purchase Agreement contemplates that payment of the purchase price for the PMIC Shares will be made pursuant to the terms of two convertible promissory notes (the “Notes”) in the principal amounts of $166,889 and $333,111 to be delivered by ACT to Mr. Li and Ms. Lee, respectively, at the closing of the transactions contemplated by the Stock Purchase Agreement (the “Closing”). The Notes will mature on the first anniversary of the Closing and no principal or interest payments will be required prior to such date. The holders of the Notes, at their option, will be able to convert, at any time and from time to time, until payment in full of all amounts due and owing under the Notes, any unpaid principal amount of the Notes into shares of common stock of ACT at a conversion price per share of $0.01. If the Notes were converted based upon the original principal amounts of the Notes, this would result in the issuance of an aggregate of 50,000,000 shares of ACT’s common stock to the Stockholders. The conversion ratio is subject to customary adjustments for any stock splits, reverse stock splits and other recapitalizations effected by ACT. ACT’s payment obligations under the Notes will be secured by the PMIC Shares pursuant to a Custodial and Stock Pledge Agreement to be entered into by ACT and the Stockholders (the “Pledge Agreement”).

     The Stock Purchase Agreement contains customary representations, warranties, covenants and indemnities of the parties, and the Closing is subject to the satisfaction or waiver of various conditions, including (i) receipt of certain third-party consents and approvals; (ii) ACT’s satisfaction with its due diligence investigation and review of the financial condition, business and operations of the Company; (iii) entry into employment agreements by Theodore S. Li and Hui Cynthia Lee with ACT, Encompass Group Affiliates, Inc., a wholly-owned subsidiary of ACT (“Encompass”), and the Company, pursuant to which Mr. Li and Ms. Lee would be employed by the Company following the Closing (the “Employment Agreements”); (iv) execution and delivery by ACT and Encompass of an Indemnity Agreement with Mr. Li and Ms. Lee and their respective spouses pursuant to which ACT and Encompass would agree to indemnify Mr. Li, Ms. Lee and their respective spouses against certain liabilities Mr. Li and Ms. Lee may incur in connection with personal guaranties they have given relating to PMIC’s inventory financing facility; (v) execution and delivery of the Pledge Agreement; (vi) execution and delivery by Mr. Li and Ms. Lee of a release (the “Release”); (vii) execution and delivery of resignations of certain officers and directors of the Company; and (viii) closing of the transaction contemplated by that certain Agreement, dated December 10, 2004, between the Company and the holder of the Company’s Series A Redeemable Convertible Preferred Stock, as further described below.

     The proposed Employment Agreements with Mr. Li and Ms. Lee each contemplate a cash signing bonus of $225,000 and other bonus and earn-out provisions which may be paid in cash or in shares of common stock of ACT. While any bonus paid in ACT’s common stock will be at the discretion of the Compensation Committee of ACT’s Board of Directors, the earn-out provisions are set forth in the Employment Agreements and are based on achievement of certain financial milestones by certain operating subsidiaries of the Company. Under the earn-out provisions in the Employment Agreements, Mr. Li and Ms. Lee may earn the right to receive up to 66,666,666 shares and 33,333,333 shares of ACT’s common stock, respectively, which share amounts are subject to adjustments for any stock splits or other recapitalizations effected by ACT; provided that, the percentage of the outstanding common stock that Mr. Li or Ms. Lee would have had the right to receive prior to the adjustment shall not be changed by any such adjustment. Upon earning the earn-out shares, such shares will be placed in escrow, pursuant to the terms of an escrow agreement to be entered into among ACT, Mr. Li and Ms. Lee. If Mr. Li’s or Ms. Lee’s employment is terminated for “cause” (as defined in the applicable Employment Agreement) prior to the expiration of the initial term of the applicable Employment Agreement, all of the earn-out shares, whether earned or not, of Mr. Li or Ms. Lee, as applicable, will be forfeited. If, however, Mr. Li’s or Ms. Lee’s employment is terminated for reasons other than “cause” prior to the expiration of the initial term of the applicable Employment Agreement, Mr. Li and Ms. Lee, as the case may be, will be entitled to receive any of the earn-out shares earned and placed in escrow prior to such termination.

     The Company has been informed that ACT would like to appoint Martin Nielson, current Senior Vice President-Acquisitions and a director of ACT, as a director and Chief Executive Officer of the Company following the Closing, and that ACT will consolidate the financial results of the Company with those of ACT and its other subsidiaries. Upon Closing, Mr. Li will resign as Chief Executive Officer, but will be retained by the Company as Chief Financial Officer and Chief Operating Officer. Mr. Li will also remain a member of the Company’s Board of Directors. Ms. Lee will be retained in her current position of Senior Vice President, but will resign as a director of the Company. Under the terms of the Stock Purchase Agreement, ACT will have the right to request resignations from other officers and directors of the Company as it deems appropriate.

     The Stock Purchase Agreement may be terminated (i) by mutual consent of the parties or (ii) by either ACT or the Stockholders (as a group) if (a) a default or breach shall be made by the other party with respect to the due and timely performance of any of its covenants and agreements in the Stock Purchase Agreement, or with respect to the due compliance with any of its representations warranties and covenants, and such default cannot be cured and has not been waived; (b) if all conditions specified in the Stock Purchase Agreement to be performed by the other party shall not have been satisfied at the time the Closing or if satisfaction of such condition becomes impossible, other that through failure of the terminating party to comply fully with its obligations under the Stock Purchase Agreement, and shall not have been waived by the terminating party on or before such date; or (c) if the Closing does not occur, other than through the failure of the terminating party to fulfill its obligations under the Stock Purchase Agreement, on or before January 10, 2005 or such later date as may be agreed upon in writing by the parties.

     The foregoing summary of the Stock Purchase Agreement and the transactions contemplated thereby is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is filed as Exhibit 99.1 to this Report on Form 8-K and incorporated herein by reference.

     In connection with the transactions contemplated by the Stock Purchase Agreement, the Company entered into an Agreement (the “Series A Agreement”) on December 10, 2004 with Stonestreet L.P. (“Stonestreet”), the holder of all of the Company’s issued and outstanding Series A Redeemable Convertible Preferred Stock (the “Series A Preferred Stock”).

     The Series A Agreement contemplates the amendment and restatement of the rights, preferences and limitations of the Company’s Series A Preferred Stock, including the following changes: (i) the number of shares designated as Series A Preferred Stock shall be decreased from 1000 to 600 shares; (ii) the “Stated Value” of each share of Series A Preferred Stock will be reduced from $1,000 to $666.67; (iii) the holders of the Series A Preferred Stock will no longer have any right or option to require the Company to redeem the Series A Preferred Stock; (iv) the redemption amount payable by the Company upon exercise of its redemption right will be reduced from 115% of the Stated Value to 100% of the Stated Value; (v) there will be a 181-day waiting period from the date of filing the amended and restated certificate of designation before the holders may exercise conversion (unless the Company initiates a redemption prior to the 181-day period); (vi) the conversion price of the Series A Preferred Stock will be changed from a formula based upon average high and low closing prices of the Company’s common stock, with a floor price of $0.75 per share, to a fixed price of $0.50 per share, subject to customary and full-ratchet adjustments; and (vii) the Company will have five trading days, instead of three, to comply with conversion procedures. Additionally, as part of the Series A Agreement, Stonestreet agreed to forfeit a Stock Purchase Warrant, exercisable for 300,000 shares of the Company’s common stock, that was issued to Stonestreet in connection with the original issuance of the Company’s Series A Preferred Stock.

     The Series A Agreement contains customary representations and warranties with respect to authority of the parties, transfer restrictions on the Series A Preferred Stock, indemnification provisions and a general release was given by each party to the other party. The Series A Agreement may be terminated by either the Company or Stonestreet if the Closing of the Stock Purchase Agreement does not occur on or before January 10, 2005.

     The foregoing summary of the Series A Agreement and the transactions contemplated thereby is qualified in its entirety by reference to the Series A Agreement, a copy of which is filed as Exhibit 4.1 to this Report on Form 8-K and incorporated herein by reference.

Item 9.01           Financial Statements and Exhibits

(c)      Exhibits

Exhibit No.	Description of Exhibit

4.1	Agreement, dated as of December 10, 2004, between Pacific Magtron International Corp. and Stonestreet L.P.

99.1	Stock Purchase Agreement, dated as of December 10, 2004, among Advanced Communications Technologies, Inc., Theodore S. Li and Hui Cynthia Lee.

99.2	Press Release dated December 10, 2004.

Forward-Looking Statements

     This Form 8-K may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as “expects,” “plans,” “intends,” “believes,” “will,” “estimates,” “forecasts,” “projects” or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Many factors may cause actual results differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by the Company with the Securities and Exchange Commission, which should be considered together with any forward looking statement. No forward looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC MAGTRON
INTERNATIONAL CORP.,

Date: December 16, 2004	By /s/ Theodore S. Li

Theodore S. Li
President and Chief Financial
Officer

Exhibit Index

Exhibit No.	Description

4.1	Agreement, dated as of December 10, 2004, between Pacific Magtron International Corp. and Stonestreet L.P.

99.1	Stock Purchase Agreement, dated as of December 10, 2004, among Advanced Communications Technologies, Inc., Theodore S. Li and Hui Cynthia Lee.

99.2	Press Release dated December 10, 2004.